                                                                    EXHIBIT 99.1

                      ENERGY WEST MODIFIES CREDIT FACILITY

GREAT FALLS, Mont., March 31, 2004/PRNewswire-First Call/--ENERGY WEST,
INCORPORATED (NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has successfully negotiated terms that modifies its existing credit facility with
LaSalle Bank National Association.

The revised credit facility converts $8 million of existing short-term debt into a $6 million, five-year term note, and a $2 million bridge loan due on September
30, 2004 and reduces the short-term revolving facility, which expires on October
31, 2004, from $23 million to $15 million. The $2 million bridge loan must be repaid with the proceeds of a placement of equity securities by the Company. The terms of the new agreement also allow the Company to pay a dividend subject to certain restrictions. Any decision with respect to the timing and amount of future dividends will be made by the Board of Directors of the Company.

Under the terms of the old agreement with LaSalle, the Company was required to restructure its long-term debt by March 31, 2004. The new agreement allows the credit facilities with LaSalle to remain secured on an equal and ratable basis with the Company's existing long-term debt, eliminating the old agreement's requirement to restructure such long-term debt. According to Company officials, the elimination of this requirement has saved the Company a considerable amount of time and money.

Energy West's Interim President and CEO, John C. Allen stated, "We are very excited about the successful renegotiation of the credit facilities with
LaSalle. LaSalle has proven to be a great business partner, and we look forward to an ongoing, mutually beneficial relationship."

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, risks related to commission action regarding requests for rate adjustments, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com.

Our address is P.O. Box 2229, Great Falls MT 59403-2229.